SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 23, 2004

Wells Real Estate Investment Trust II, Inc.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

333-107066	20-0068852
(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former name or former address, if changed since last report)

Item 2.	Acquisition of Assets

Acquisition of the 180 Park Avenue Buildings

On June 23, 2004, Wells REIT II – 180 Park Avenue, LLC, a single member Delaware limited liability company owned by Wells Operating Partnership II, L.P. (“Wells OP II”), purchased two three-story office buildings containing approximately 385,000 rentable square feet (the “180 Park Avenue Buildings”). The 180 Park Avenue Buildings are located on an approximate 62.8-acre parcel of land at 180 Park Avenue in Florham Park, New Jersey. The purchase price of the 180 Park Avenue Buildings was approximately $78.4 million, plus closing costs. The acquisition was funded with net proceeds raised from this offering and proceeds from the $350 million line of credit with Bank of America, N.A. The 180 Park Avenue Buildings were purchased from Rock-Florham SPE, LLC, which is not affiliated with the Registrant, Wells OP II or Wells Capital, Inc. (the “Advisor”).

The 180 Park Avenue Buildings, which were completed in 1982 and 1998, are 100% leased to AT&T Corporation (“AT&T”). AT&T, a company whose shares are publicly traded on the New York Stock Exchange, is a leading global communication provider of voice and data communication services to large and small businesses, consumers and governmental entities. AT&T runs the largest communications network in the United States and is a market leader in local, long distance and Internet services, as well as transaction-based services like prepaid cards, collect calling and directory assistance. AT&T reported a net worth, as of March 31, 2004, of approximately $14.1 billion.

The current aggregate annualized base rent payable under the AT&T leases, which expire in 2013, is approximately $7.5 million. AT&T has the right, at its option, to extend the initial term of its leases for three additional five year periods. Additionally, AT&T has the right to expand the 180 Park Avenue Buildings up to 221,000 gross square feet.

Linque Management Company, Inc, which is not affiliated with the Registrant, Wells OP II or the Advisor, is the current on-site property manager for the 180 Park Avenue Buildings. Wells OP II does not intend to make significant renovations or improvements to the 180 Park Avenue Buildings in the near term. Management of Wells OP II believes that the 180 Park Avenue Buildings are adequately insured.

Acquisition of the One Glenlake Building

On June 25, 2004, Wells OP II purchased a 14-story office building containing approximately 353,000 rentable square feet (the “One Glenlake Building”) subject to a ground lease for a purchase price of approximately $80.0 million, plus closing costs. The One Glenlake Building is located on an approximate 3.96-acre parcel of land at One Glenlake Parkway in Atlanta, Georgia. The acquisition was funded with net proceeds raised from this offering and with proceeds from the $350 million line of credit with Bank of America, N.A. The One Glenlake Building, along with the ground lease and the Bond described below, were purchased from One Glenlake, LLC, which is not affiliated with the Registrant, Wells OP II or the Advisor.

Fee simple title to the land upon which the One Glenlake Building is located is held by the Development Authority of Fulton County (the “Development Authority”), which issued a Development Authority of Fulton County Taxable Revenue Bond (the “Bond”) totaling $60 million in connection with the construction of the building. Certain real property tax abatement benefits are available to Wells OP II because the fee simple title to the property is held by the Development Authority. The property tax abatement benefits will expire in 2012. The amount of rent payable under the ground lease (which Wells OP II owes) and the payments due on the Bond (to which Wells OP II is entitled) are approximately the same and, therefore, have no net impact on the operating results of Wells OP II. Wells OP II will acquire fee simple title upon exercise of an option to purchase contained in the ground lease. The purchase price will be approximately equal to the amount then due under the Bond. Wells OP II is not likely to exercise the purchase option until the tax abatement benefits expire.

The One Glenlake Building, which was completed in 2003, is leased to Siebel Systems, Inc. (“Siebel”) (approximately 46.1%) and various other office tenants (approximately 41.2%). Approximately 12.7% of the One Glenlake Building is currently vacant. Siebel, a company whose shares are publicly traded on NASDAQ, is a leading provider of customer relationship management solutions and applications for business intelligence and standards-based integration. Siebel reported a net worth, as of March 31, 2004, of approximately $2.1 billion.

The current aggregate annual base rent for Siebel and the ten additional tenants in the One Glenlake Building is approximately $7.9 million before rental abatements and $6.8 million after rental abatements, all of which expire on or before December 31, 2005. The current weighted average remaining lease term for all tenants in the One Glenlake Building is approximately nine years. Siebel has the right, at its option, to extend the initial term of its lease for two additional five-year periods.

Pope & Land Enterprises, Inc., which is not affiliated with the Registrant, Wells OP II or the Advisor, is the current on-site property manager for the One Glenlake Building. Wells OP II does not intend to make significant renovations or improvements to the One Glenlake Building in the near term other than standard tenant improvements associated with the leasing of vacant space. Management of Wells OP II believes the One Glenlake Building is adequately insured.

Acquisition of the 80 M Street Building

On June 29, 2004, Wells REIT II – 80 M Street, LLC, a single member Delaware limited liability company owned by the Registrant, purchased a seven-story office building containing approximately 275,000 rentable square feet and a three-level subsurface parking garage containing 296 total parking spaces (the “80 M Street Building”). The 80 M Street Building is located on an approximate 1.04-acre parcel of land at 80 M Street, S.E. in Washington, D.C. The purchase price of the 80 M Street Building was approximately $105.0 million, plus closing costs. The acquisition was funded with net proceeds raised from this offering and with proceeds from the $350 million line of credit with Bank of America, N.A. The 80 M Street Building was purchased from CH Realty II/Navy Yards, L.P., which is not affiliated with the Registrant, Wells OP II or the Advisor.

The 80 M Street Building, which was completed in 2001, is leased to BAE Systems Applied Technologies, Inc. (“BAE Systems”) (approximately 35%), Technology Management and Analysis Corporation (“Technology Management”) (approximately 16%), Northrop Grumman Corporation (“Northrop Grumman”) (approximately 15%) and various other office and retail tenants (approximately 34%).

BAE Systems is a U.S. corporation and a wholly-owned subsidiary of BAE Systems plc. (“BAE”). BAE, Europe’s largest defense contractor, designs, manufactures and supports military aircraft, surface ships, submarines, space systems, radar, avionics, electronic systems, guided weapons and a range of other defense products. BAE employs more than 90,000 people worldwide. BAE reported a net worth, as of December 31, 2003, of approximately £5.6 billion or $9.9 billion.

Technology Management, a division of Level 3 Communications, Inc., is a leading company in intelligence, surveillance and reconnaissance systems and products, secure communications systems and products, avionics and ocean products, training devices, and space and navigation products. L3 Communications reported a net worth, as of March 31, 2004, of approximately $31 million.

Northrop Grumman, the nation’s second largest defense contractor, provides technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. With approximately 120,000 employees and operations in all 50 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers. Northrop Grumman reported a net worth, as of March 31, 2004, of approximately $15.9 billion.

The current aggregate annual base rent for BAE Systems, Technology Management, Northrop Grumman and the 13 additional tenants in the 80 M Street Building is approximately $9.9 million. The current weighted average remaining lease term for all tenants in the 80 M Street Building is approximately 7 years. BAE and Northrop have the right, at their option, to extend the initial terms of their leases for two additional five-year periods. Technology Management has the right, at its option, to extend the initial term of its lease for one additional five-year period.

Cottonwood Partners Management, Ltd., which is not affiliated with the Registrant, Wells OP II or the Advisor, is the current on-site property manager for the 80 M Street Building. The Registrant does not intend to make significant renovations or improvements to the 80 M Street Building in the near term. Management of the Registrant believes that the 80 M Street Building is adequately insured.

Item 7.	Financial Statements and Exhibits.

(a) Financial Statements. Since it is impracticable to provide the required financial statements for the acquired real properties described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that the required financial statements will be filed on or before September 5, 2004, by amendment to this Form 8-K.

(b) Pro Forma Financial Information. See Paragraph (a) above.

Item 9.	Regulation FD Disclosure.

On July 1, 2004, Wells OP II entered into an amendment of the revolving $350 million, 180-day, secured financing facility with Bank of America, N.A. The amendment documents the syndication of the facility with a group of banks led by Bank of America and provides for an increase in the maximum amount of the facility from $350 million to $430 million. The successful syndication eliminates the risk previously disclosed that failure to syndicate might cause the facility to be modified or terminated prior to the initial maturity date. Management expects that the increase in the facility will provide more flexibility in the timing of future acquisitions, and is anticipated to meet the Registrant’s short-term borrowing requirements throughout the remaining initial term of the facility.

As of July 1, 2004, the borrowing base under the facility is valued at approximately $427.3 million and the outstanding balance under the facility is approximately $275.8 million, which is approximately 65% of the borrowing base.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE INVESTMENT TRUST II, INC. (Registrant)

By:	/s/ Douglas P. Williams
Douglas P. Williams Executive Vice-President, Treasurer and Principal Financial Officer

Date: July 7, 2004

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